EXHIBIT 10.5
[Arbitron Inc. letterhead]
[Date]
[Name of Employee]
[Address of Employee]
[Address of Employee]
Dear [Name]:
     We are pleased to inform you that the Compensation Committee of the Board of Directors of Arbitron Inc. (the “Company”) has selected you as someone eligible for a potential, performance-based bonus (the “Award”) under the Arbitron Inc. Performance Cash Award Program (the “Program”), which operates under the Arbitron Inc. 2008 Equity Compensation Plan (the “Equity Plan”). In addition to your regular compensation and the possibility of annual bonuses, the Program will provide longer term incentive compensation, generally based on three-year cycles.
     Assuming you remain employed by the Company or one of its affiliates until the payment date for the first three-year cycle (January 1, 2010 — December 31, 2012), which we expect to be some time before March 15, 2013, you will be potentially eligible to receive an Award payment based on the results of the Company’s cumulative diluted earnings per share over the three year period and on a series of additional performance factors about which you may receive information from time to time. The Target Amount is not influenced by the price of Arbitron common stock after the grant date. The Program also includes special rules if a participant dies, becomes disabled, or retires (after reaching age 55 and 10 years of continuous service).
     Assuming the Company meets all goals at 100% and you remain employed, your Award payment is targeted to be equal to $                    , which is the Fair Market Value (as defined in the Equity Plan) of                      shares of the Company’s common stock determined as of                     , the date you are granted the Award (the “Target Amount” for purposes of the Program). Your actual Award payment will go up or down depending upon the actual results under the performance factors (and the Committee’s discretion), with no award payment due in some circumstances and a potential payment in excess of the Target Amount if the Company’s performance reaches or exceed 100% of the Performance Goal(s), to a maximum of 150% of the Target Amount.
     In addition, the Company currently expects to start a new three-year cycle in 2011, so the Program could potentially provide even more incentives.
* * * * * *
     Please note that the Board of Directors of the Company retains the right to modify or terminate the Program or an employee’s participation under the Program and that the terms and conditions of this Award are governed by the Program (a copy of which is enclosed), which qualifies this letter in its entirety. Please read this letter and the Program carefully. You should also retain copies of these documents for your records. Note also that nothing in the Program or this letter changes your status as an at-will employee.
     To receive the Award described in this letter, you are required to accept it and all of the terms and conditions of the Program by countersigning a copy of this letter in the space provided below. Your signature below is important and evidences that you agree to be bound by all of the terms and provisions of the Program, including provisions relating to Award payment calculations, discretionary actions that the Committee or Board may take with respect to Program-related matters, your consent to a clawback provision and to the specified jurisdiction and waiver of jury trial, the Company’s right to withhold taxes from Award payments, and other topics. If you agree to accept the Award and to be bound by all of the terms and provisions of the Program, please return the copy of this letter signed by you to                      at the Company.

Very truly yours,

I hereby accept the Award described above. I acknowledge having received and read a copy of the Program, and I agree to be bound by all of the terms and provisions of the Program. I UNDERSTAND THAT MY SIGNATURE BELOW AFFECTS IMPORTANT LEGAL RIGHTS.

[Employee Name]
Date of Acceptance:                                         ]
Enclosures